Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Appointment of Carin Barth to its Board of Directors

DENVER – July 2, 2012 – Bill Barrett Corporation (NYSE: BBG) announced today that its Board of Directors appointed Carin M. Barth as an independent director. Ms. Barth will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Ms. Barth is President of LB Capital, Inc., a private capital company she co-founded in 1988. Ms. Barth has served as a director on the boards of Western Refining, Inc., a publicly traded oil refiner, since March 2006; Strategic Growth Bancorp Inc., a privately held bank holding company and its affiliate, Capital Bank, SSB, since May 2010; and Encore Bancshares, Inc., a publicly traded financial holding company, from September 2009 until July 2012. Ms. Barth also serves as a director of the boards of the Methodist Hospital Research Institute and of the Ronald McDonald House of Houston. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University’s endowment from 2001 to 2005 and 2006 to 2010. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc. to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration at Texas Southern University.

Chairman, Chief Executive Officer and President Fred Barrett commented: “Carin has extensive experience in a variety of financial matters, including as Chief Financial Officer for several entities. I believe her experience with mergers and acquisitions, in operating a private capital company, and her board service on numerous public and private company boards will be of terrific value to our Company and its stockholders. We are very excited to welcome Carin to our Board of Directors and look forward to working with her in the future.”

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.